Exhibit 99.1

Upbound Group’s Acima Leasing Files Lawsuit Challenging CFPB Regulatory Overreach

CFPB’s threatened enforcement action in previously disclosed investigation of Acima seeks to usurp long-standing state regulatory framework for lease-to-own businesses

PLANO, Texas – July 22, 2024 – Acima Leasing (“Acima”), one of the leading providers of lease-to-own solutions and a business of Upbound Group, Inc. (NASDAQ: UPBD) (“Upbound” or the “Company”), today filed a lawsuit against the U.S. Consumer Financial Protection Bureau (the “CFPB”) in the United States District Court for the Eastern District of Texas. Acima seeks to halt what it contends is the CFPB’s illegal attempt to expand its authority as limited by federal law and usurp the long-standing, comprehensive state regulatory framework governing the lease-to-own industry.

The lawsuit asserts that the CFPB does not have the statutory authority to bring its threatened enforcement action against Acima because its flexible lease-to-own transactions are not credit, loans or financing transactions as defined in the relevant federal statutes. The CFPB has been conducting an investigation of Acima that began prior to Upbound’s acquisition of Acima in 2021, as previously disclosed by Upbound. Acima’s complaint alleges that its transactions are already comprehensively regulated by state laws that specifically govern lease-to-own transactions across the United States and that the CFPB’s efforts to regulate these transactions and impose obligations on Acima that conflict with those under applicable state law are unauthorized under federal law. Acima filed this action reluctantly, ultimately concluding the CFPB was not prepared to settle with Acima on acceptable terms after its long-standing cooperation. Efforts to negotiate a resolution in good faith were met with the CFPB’s threat of imminent commencement of litigation, refusal to meet with Acima in person to discuss a potential resolution, and what Acima believes are unsupportable demands.

Acima maintains an A+ rating with the Better Business Bureau and has a strong net promoter score of 70 for returning customers, demonstrating the value, simplicity and importance of Acima’s lease-to-own solutions to improve their quality of life.

“We are committed to full compliance with the laws of the many states in which we operate and will vigorously defend ourselves against the CFPB’s regulatory overreach,” said Mitchell Fadel, Chief Executive Officer of Upbound. “For more than 50 years, we have provided millions of customers with the opportunity to access quality brand-name products for their homes and families through flexible lease-to-own options, and we have done so while adhering to the highest standards of integrity and compliance. We remain dedicated to serving our customers with transparency and fairness, and to providing them with best-in-class solutions that improve their lives.”

About Upbound Group, Inc.

Upbound Group, Inc. (NASDAQ: UPBD) is an omni-channel platform company committed to elevating financial opportunity for all through innovative, inclusive, and technology-driven financial solutions that address the evolving needs and aspirations of consumers. The Company’s customer-facing operating units include industry-leading brands such as Rent-A-Center® and Acima® that facilitate consumer transactions across a wide range of store-based and digital retail channels, including over 2,300 company branded retail units across the United States, Mexico and Puerto Rico. Upbound Group, Inc. is headquartered in Plano, Texas. For additional information about the Company, please visit our website Upbound.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements concerning the CFPB’s investigation and threatened enforcement action against Acima, Acima’s litigation, the potential outcome of the lawsuit and related matters. Such forward-looking statements are based on particular assumptions that our management has made in light of its experience and its perception of expected future developments and other factors that it believes are appropriate under the circumstances, and are subject to various risks and uncertainties. Factors that could cause or contribute to the material and adverse differences between actual and anticipated results include, but are not limited to, the inherent risks and uncertainties in the outcome of the lawsuit filed by Acima and the expected lawsuit to be filed by the CFPB in response thereto and other risks detailed from time to time in the reports filed by us with the SEC, including our most recently filed Annual Report on Form 10-K, as may be updated by reports on Form 10-Q or Form 8-K filed thereafter. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as required by law, we are not obligated to and do not undertake to, publicly release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Contact:

FGS Global

Kelly Kimberly / Brandon Messina

Upbound@fgsglobal.com